Exhibit 99.6

ALGONQUIN POWER & UTILITIES CORP.

as Borrower

- and -

THE FINANCIAL INSTITUTIONS LISTED

ON THE SIGNATURE PAGES

as Lenders

- and -

THE BANK OF NOVA SCOTIA

as Administrative Agent

Financing Arranged by

THE BANK OF NOVA SCOTIA and CANADIAN IMPERIAL BANK OF COMMERCE

as Joint Lead Arrangers and Joint Bookrunners

TERM CREDIT AGREEMENT

Dated as of December 21, 2017

i

ii

iii

TERM CREDIT AGREEMENT

Term Credit Agreement made as of December 21, 2017 between (i) The Bank of Nova Scotia, as “Administrative Agent”, (ii) the financial institutions listed on the signature pages, as “Lenders”, and (iii) Algonquin Power & Utilities Corp., a Canada corporation, as “Borrower”.

For valuable consideration, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2016 Convertible Debentures” means the convertible unsecured subordinated debentures issued by the Borrower in the aggregate principal amount of up to CDN $1,150,000,000 (including such amounts received from the exercise of an over-allotment option of up to a maximum of CDN $150,000,000) to its wholly-owned subsidiary, Liberty Utilities (Canada) Corp., on or about March 1, 2016, and the subsequent secondary public offering by Liberty Utilities (Canada) Corp.  on or about March 1, 2016 of such convertible debentures by way of instalment receipts.

“Accumulated Other Comprehensive Income” means those items classified as accumulated other comprehensive income on the consolidated balance sheet of the Borrower and its subsidiaries as required by GAAP.

“Administrative Agent” and “Agent” means The Bank of Nova Scotia, as administrative agent for the Lenders under this Agreement and any successor appointed pursuant to Section 8.08.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Rate” means, for any day, with respect to any Loan or the Standby Fee, the applicable rate per annum, expressed in basis points, set forth below under the caption applicable to the respective type of borrowing, as the case may be, based upon the ratings by each of the Rating Agencies that are applicable on such date to the senior long term debt of the Borrower:

Senior Debt Rating (S&P / DBRS)	U.S. Base Rate Loan	LIBOR Loan	Standby Fee
> A- / A (low)	0 bps	80 bps	16 bps
BBB+ / BBB (high)	0 bps	100 bps	20 bps
BBB / BBB	20 bps	120 bps	24 bps
BBB- / BBB (low)	45 bps	145 bps	29 bps
<BBB- / BBB (low)	100 bps	200 bps	40 bps

For purposes of the foregoing table: (i) if, at any time, neither Rating Agency is providing a Senior Debt Rating, the Applicable Rate shall be based on the lowest Senior Debt Rating band in the table, (ii) if the Senior Debt Ratings provided by the Rating Agencies are in different Senior Debt Rating bands, the Applicable Rate shall be based on the higher of the two Senior Debt Rating bands, unless one of the two Senior Debt Ratings is two or more levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Senior Debt Rating band immediately below the band in which the higher of the two Senior Debt Ratings is located, and (iii) if, at any time, a Senior Debt Rating changes (other than as a result of a change in rating system), any corresponding change in the Applicable Rate shall become effective as of the date on which such change is first announced by the applicable Rating Agency, irrespective of when notice of such change is furnished to the Borrower or the Administrative Agent.

“Applicable Laws” means, in respect of any Person, property, transaction or event, all applicable federal, provincial, state, local, municipal and regional laws, statutes, ordinances, rules, by-laws, policies, guidelines, treaties and all applicable regulations, guidelines, directives, standards, requirements, judgments, orders, decisions, rulings, permits, authorizations, injunctions, awards and decrees of any Governmental Authority and all applicable common laws and laws of equity.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form attached hereto as Exhibit D or any other form approved by the Administrative Agent.

“Atlantica Acquisition” means the acquisition by the Borrower, directly or indirectly, of a 25% equity interest in Atlantica Yield plc pursuant to the Atlantica Purchase Agreement.

“Atlantica Holdco” means the subsidiary of the Borrower that acquires, directly or indirectly, a 25% equity interest in Atlantica Yield plc pursuant to the Atlantica Purchase Agreement.

“Atlantica Purchase Agreement” means the sale and purchase agreement dated November 1, 2017 between the Borrower, ACIL Luxco 1, S.A. and Abengoa, S.A., as the same may be amended or supplemented from time to time.

“Availability Period” means the period from and including the Effective Date to the earlier of (i) June 30, 2018, and (ii) the date on which the Borrower elects to terminate the Atlantica Acquisition.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“basis points” or “bps” means individually 1/100th of 1%.

“Borrower” means Algonquin Power & Utilities Corp., a Canada corporation.

“Borrowing Request” means a written request from a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed.

“Canadian Dollars” and “CDN $” means lawful money of Canada.

“Capital Lease” means, for any Person, any payment obligation of such Person under an agreement for the lease, license or rental of, or providing such person with the right to use, property that, in accordance with GAAP, is required to be capitalized and such agreement exists as of the date hereof or is hereafter created or assumed by that Person to finance the cost, in whole or in part, of the acquisition, construction, or installation of or improvements to any property.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the occurrence of any one of: (a) the Borrower has ceased to own or control, directly or indirectly, 100% of the equity interests of either Liberty Utilities Co.  or Algonquin Power Co.  or their respective successors, or (b) any person or group acquires greater than or equal to 50% of the outstanding equity interests of the Borrower, or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were (i) not nominated by the board of directors of the Borrower, or (ii) not appointed by directors so nominated.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority, or (c) compliance by the Lenders with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Claim” means any claim of any nature whatsoever including any demand, cause of action, suit or proceeding.

“Commitment” means, with respect to each Lender, the maximum term loan amount to be provided by such Lender to the Borrower as set out in Schedule 1.01(A), as adjusted from time to time in accordance with the provisions of this Agreement.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit B.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Borrower and its subsidiaries, calculated on a consolidated basis, but excluding the aggregate principal amount of the 2016 Convertible Debentures.

“Consolidated Net Worth” means, as at any date, the sum of all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its subsidiaries under stockholders’ Equity Interests at such date, but excluding Accumulated Other Comprehensive Income.

“Consolidated Total Capitalization” means, as at any time as of which the amount thereof is to be determined, the sum of Consolidated Indebtedness plus Consolidated Net Worth.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Notice” means a written notice from a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit C.

“DBRS” means DBRS Limited and its successors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has wrongfully refused to make available its rateable portion of any Loan.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of Canada or the United States of America, as specified or required by the context.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Eligible Assignee” means any Person, other than an individual, the Borrower, any Affiliate of the Borrower, or, prior to an Event of Default that is continuing, any competitor of the Borrower or any Affiliate of any competitor of the Borrower.

“Environmental Laws” means all applicable laws pertaining to environmental or occupational health and safety matters, in effect as at the date hereof and as may be brought into effect or amended at any time hereafter, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, remediation and clean-up in connection with any presence or release of a Hazardous Material or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of a Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any Taxes now or hereafter imposed, levied, collected, withheld or assessed by Canada or any political subdivision of Canada on any Lender as a result of the Lender: (i) carrying on or having carried on a trade or business in Canada, or being or having been deemed to do so, or having a permanent establishment in Canada, (ii) being or having been organized under the laws of Canada or any political subdivision of Canada, or (iii) being or having been resident or deemed to be resident in Canada for income tax purposes; but does not include any sales, goods or services tax payable under the laws of Canada or any political subdivision of Canada with respect to any goods or services made available by a Lender to the Borrower under this Agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York (NYFRB) based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on December 31, March 31, June 30 and September 30 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower ending on December 31 of each year.  As an example, reference to the 2017 Fiscal Year shall mean the Fiscal Year ending December 31, 2017.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, parliament, legislature or commission or board of government, parliament or legislature, or any political subdivision thereof, or any quasi-governmental authority, or any court or, without limitation of the foregoing, any other law, regulation or rule-making entity, including, any central bank, fiscal or monetary authority or authority regulating financial institutions, having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing, including, any arbitrator, or any other authority charged with the administration or enforcement of applicable laws.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Off-Balance Sheet Liabilities of such Person, (h) all obligations under any Disqualified Stock of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all Capital Lease Obligations of such Person, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.  Any obligations under Swap Agreements shall be excluded from Indebtedness.  In determining the amount of Indebtedness outstanding, there shall be deducted therefrom the amount of cash deposits, cash collateral and the letters or credit held by or issued in favor of the holder of such Indebtedness as a security therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intangible Assets” means, at any time, the intangible assets of the Borrower and its subsidiaries determined on a consolidated basis (including, without limitation, goodwill).

“Interest Payment Date” means (i) for U.S. Base Rate Loans, the 22nd day of the month in each month, provided that if the Interest Payment Date is a day other than a Business Day, such Interest Payment Date shall mean the Business Day preceding the 22nd day of such month, and (ii) for each LIBOR Loan, the last day of the Interest Period for such LIBOR Loan.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, six or nine months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Loan.

“Lenders” means the Persons from time to time parties to this Agreement as Lenders, including The Bank of Nova Scotia in its capacity as a Lender, together with its successors and assigns in such capacities.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate published by ICE Benchmark Administration Limited (or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided by ICE Benchmark Administration Limited, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Loan for such Interest Period shall be the rate at which U.S. Dollar deposits in amounts and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, in no event shall the LIBO Rate for any Interest Period be less than 0% per annum.

“LIBOR Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an advance made to the Borrower by a Lender pursuant to this Agreement by way of a LIBOR Loan or U.S. Base Rate Loan under the Term Credit Facility.

“Loan Documents” means this Agreement, any promissory note and any other agreement, instrument or other document executed in connection therewith and any related amendment, waiver or consent.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, awards, assessments, fines and any and all reasonable fees, disbursements and expenses of counsel, experts and consultants.

“Majority Lenders” at any particular time means one or more Lenders (other than Defaulting Lenders) whose aggregate Commitments are more than 66 2/3% of the aggregate of all Commitments.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document, or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Subsidiary” means Algonquin Power Co., Liberty Utilities Co.  and any other subsidiary of the Borrower, the assets of which are equal to or in excess of 5% of the gross book value, before depreciation, of the consolidated property, plant and equipment (before depreciation) of the Borrower as of the time of calculation, and “Material Subsidiaries” means all of them.  Schedule 1.01(B), which lists the Material Subsidiaries as of the date hereof, shall be updated by the Borrower on an annual basis and delivered with the Compliance Certificate for the audited annual financial statements of the Borrower referred to in Section 5.01(a).

“Maturity Date” means December 21, 2018.

“Non-Recourse Debt” means any Indebtedness of a subsidiary of the Borrower used to finance the creation, development, acquisition, construction, operation, maintenance and/or expansion of (a) any Power Generation Facility, or (b) any assets used in connection with the business and operation of Liberty Utilities Co. and its subsidiaries as currently conducted (collectively, the “APUC Non-Recourse Assets”), including any operating financing provided in conjunction therewith; provided that (i) recourse and security with respect to such Indebtedness shall be limited solely to the assets comprising the applicable APUC Non-Recourse Assets and a pledge of any Equity Interests of the subsidiary of the Borrower that directly owns such APUC Non-Recourse Assets, and (ii) no guarantees shall be provided by the Borrower or any other subsidiary of the borrower in connection with such Indebtedness.

“Non-Recourse Entity” means a corporation, partnership or other entity in which the Borrower or any of its subsidiaries holds an Equity Interest and which is formed solely for the purpose of developing, acquiring, constructing, operating, maintaining and/or owning specific assets that are financed by way of Non-Recourse Debt.

“Obligations” means all unpaid principal and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase, or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Taxes imposed with respect to an assignment.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan for employees of the Borrower or any of its subsidiaries that is subject to the funding requirements of applicable pension legislation in Canada, the United States or other jurisdiction.

“Power Generation Facility” means a power generation facility located in any OECD country, Argentina or Brazil, and any ancillary transmission assets.

“Rating Agencies” means S&P and DBRS, or such other rating agency or agencies as the Borrower and the Administrative Agent may agree upon, and “Rating Agency” means any one of the Rating Agencies.

“Related Parties” means (i) all Affiliates of the Borrower, and (ii) any directors, officers, employees, agents or advisors of any Person described in (i).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any Equity Interests in the Borrower.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc.  and its successors.

“Senior Debt Rating” means, on any day, the rating by a Rating Agency, in effect at the end of the day, of the Borrower’s senior long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.  If a Rating Agency is replaced with another Rating Agency or changes its system of classifications after the date hereof, the determination of the Applicable Rate shall be determined by reference to the new classifications most closely corresponding to the classifications previously used to determine the Applicable Rate.

“Standby Fee” has the meaning assigned to it in Section 2.10.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means each subsidiary of the Borrower, other than Liberty Utilities Co., Algonquin Power Co., Atlantica Holdco, and their respective subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Facility” means the term credit facility made available by the Lenders to the Borrower pursuant to the terms of this Agreement.

“Total Commitment” means the maximum total Commitments to be provided by the Lenders to the Borrower amount thereof as set out in Section 2.01 (with each such Lender’s Commitment set out in Schedule 1.01(A)), as reduced from time to time in accordance with the provisions of this Agreement.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan advanced pursuant to this Agreement, refers to a LIBOR Loan or a U.S. Base Rate Loan.

“U.S. Base Rate” means, on any day, the interest rate expressed as a percentage rate per annum calculated on the basis of a 365 day year, equal to the greater of:

(a)           the rate per annum announced by the Administrative Agent on that day as its reference rate of interest for the determination of the interest rates that it will charge to customers of varying degrees of creditworthiness in Canada for U.S. Dollar commercial loans made by it in Canada, and

(b)           the sum of: (i) the Federal Funds Effective Rate, and (ii) 1.00% per annum, in each case adjusted automatically with each announced, displayed or quoted change in such rate without the necessity of notice to the Borrower or any other Person, provided that, if at any time the U.S. Base Rate determined as above would be less than zero, the U.S. Base Rate shall be deemed to be equal to zero.

“U.S. Base Rate Loan” means a Loan in U.S. Dollars bearing interest based on the U.S. Base Rate and includes availments that are deemed to be U.S. Base Rate Loans hereunder.

“U.S. Dollars” and “U.S. $” mean lawful money of the United States of America.

Section 1.02     Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “U.S. Base Rate Loan” advance).

Section 1.03     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections and paragraphs of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Administrative Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its subsidiaries at “fair value”, as defined therein.  For purposes of any covenants hereunder, any acquisition or any sale or other disposition outside the ordinary course of business by the Borrower or any of its subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed CDN $1,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis acceptable to the Administrative Agent.

Section 1.05     Currency.  All Loans that are U.S. Base Rate Loans or LIBOR Loans in U.S. Dollars shall only be or remain denominated in U.S. Dollars; and any Loans denominated in U.S. Dollars shall be repayable, and all interest and fees in respect thereof or in connection therewith shall accrue and be payable, by the Borrower in U.S. Dollars.

Section 1.06     Time is of the Essence.  Time shall be on the essence in this Agreement.

Section 1.07     Schedules and Exhibits.  The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

ARTICLE II

Term Credit Facility

Section 2.01     Total Commitment.  Subject to the terms and conditions set forth herein, each Lender severally (and not jointly or jointly and severally) agrees to make Loans rateably to the Borrower in accordance with its Commitment in an aggregate principal amount of up to U.S. $600,000,000.

Section 2.02     Loans.  The Lenders agree to make Loans to the Borrower in accordance with the following:

(a)           The Loans shall be made in a single advance during the Availability Period.  Upon the expiry of the Availability Period, any undrawn portion of the Commitments shall be automatically cancelled.

(b)           Loans may be converted or continued by the Borrower prior to the Maturity Date, but Loans that are repaid may not be re-borrowed.

(c)           All outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.

(d)           Loans may be U.S. Base Rate Loans or LIBOR Loans, as selected by the Borrower.

(e)           U.S. Base Rate Loans shall continue as U.S. Base Rate Loans unless and until such U.S. Base Rate Loans are either converted into LIBOR Loans or are repaid.

(f)            Each Loan made as a LIBOR Loan shall be in the minimum aggregate amount of $1,000,000 (and in multiples of $100,000 if in excess thereof).

(g)           In accordance with Section 2.09 and subject to Section 2.14 in the case of LIBOR Loans, the Borrower may from time to time prepay, without penalty or premium, any outstanding Loan.  The Borrower shall provide to the Administrative Agent three (3) Business Days advance notice of prepayment.

(h)           Each U.S. Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted to a LIBOR Loan but excluding the date it becomes due or is converted, at a rate per annum equal to the sum of the U.S. Base Rate plus the Applicable Rate for such day.  Changes in the rate of interest on that portion of any Loan maintained as a U.S. Base Rate Loan will take effect simultaneously with each change in the U.S. Base Rate.

(i)            All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified herein, by 12:00 noon (Toronto time) on the date when due.

(j)            The Borrower shall not be entitled to request, or to elect to convert or continue, any Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03     Request for Loans.  To request the advance of the Loans, the Borrower shall submit a duly completed Borrowing Request (a) in the case of LIBOR Loans, by not later than 11:00 a.m., Toronto time, three (3) Business Days before the date of the proposed advance, or (b) in the case of U.S. Base Rate Loans, by not later than 11:00 a.m., Toronto time, one (1) Business Day before the date of the proposed advance.  The Borrowing Request shall be irrevocable.  The Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Loans;

(ii)           the date of advance of the requested Loans, which shall be a Business Day;

(iii)          the Type of Loans requested;

(iv)          in the case of LIBOR Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Loan is specified, then the requested Loans shall be a U.S. Base Rate Loans.  If no Interest Period is specified with respect to any requested LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.04     [Intentionally Deleted]

Section 2.05     [Intentionally Deleted]

Section 2.06     Conversion/Continuation of Loans.

(a)           Each Loan initially shall be of the Type specified in the Borrowing Request.  Thereafter, the Borrower may elect to convert such Loan to a different Type or to continue such Loan, all as provided in this Section 2.06.  The Borrower may elect different options with respect to different portions of the affected Loan.

(b)           To make an election pursuant to this Section 2.06, the Borrower shall notify the Administrative Agent of such election by delivery of a duly completed Conversion/Continuation Notice by not later than 1:00 p.m. (Toronto time) at least three (3) Business Days prior to the date of the requested conversion or continuation.  Each such Conversion/Continuation Notice shall be irrevocable.

(c)           If the Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a LIBOR Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to a U.S. Base Rate Loan.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a LIBOR Loan, and (ii) unless repaid, each LIBOR Loan shall be converted to a U.S. Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.07     Termination and Reduction of Total Commitment/ Increase of Total Commitment.

(a)           Unless previously terminated, the commitment to provide the Term Credit Facility shall terminate on the Maturity Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Total Commitment; provided that each reduction of the Total Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Total Commitment under this Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable.  Any termination or reduction of the Total Commitment shall be permanent.

Section 2.08     Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent the then unpaid principal amount of each Loan on the Maturity Date plus any accrued and unpaid interest thereon.

(b)           The Administrative Agent shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lenders resulting from each Loan made by the Lenders, including the amounts of principal and interest payable and paid to the Administrative Agent from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Administrative Agent hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder.

(d)           The entries made in the accounts maintained pursuant to Section 2.08(b) or Section 2.08(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.09     Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time, without penalty or premium, to prepay any outstanding Loan in whole or in part, subject to prior notice in accordance with Section 2.09(b) below and, if applicable, the payment of the break fees contemplated by Section 2.14 in the case of LIBOR Loans.

(b)           The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 11:00 a.m., Toronto time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a U.S. Base Rate Loan, not later than 11:00 a.m., Toronto time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Loan of the same Type as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.  In the event of a partial prepayment of the Loans, such funds shall be applied (i) first, towards the payment of the principal then due under all U.S. Base Rate Loans, (ii) second, towards payment of interest and fees then due under all U.S. Base Rate Loans, (iii) third, towards payment of principal then due under all LIBOR Loans, and (iv) fourth, towards payment of interest and fees then due under all LIBOR Loans.

Section 2.10     Fees.

(a)           The Borrower agrees to pay to the Administrative Agent, for the rateable benefit of the Lenders, a standby fee, which shall accrue at the Applicable Rate on the daily amount of the undrawn Total Commitment during the period commencing 60 days after the Effective Date and ending on the date on which the Loans are advanced pursuant to the Borrowing Request (the “Standby Fee”).  Any accrued Standby Fee shall be payable in arrears on the date of advance of the Loans.  The Standby Fee shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay to the Administrative Agent, for its own account, any fees payable in the amounts and at the times agreed upon between the Borrower and the Administrative Agent.

(c)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent.  Fees paid shall not be refundable under any circumstances.

Section 2.11     Interest.

(a)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Total Commitment; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (ii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(b)           The U.S. Base Rate shall be computed on the basis of a year of 365/366 days.  The LIBO Rate shall be calculated on the basis of a year of 360 days.

(c)           For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest specified in this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(d)           If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by the Administrative Agent or any Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Administrative Agent or any Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest  required to be paid to the Administrative Agent and the Lenders, and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Administrative Agent and the Lenders that would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(e)           If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, at the option of the Majority Lenders, bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable.

Section 2.12     Alternate Rate of Interest.  If, prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the market for so ascertaining or issuing LIBOR Loans is disrupted for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Conversion/Continuation Notice that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Loan shall be ineffective, and (ii) if the Borrowing Request requests a LIBOR Loan, such Loan shall be made as an U.S. Base Rate Loan.

Section 2.13     Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lenders; or

(ii)           subject the Lenders or the Administrative Agent to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on the Administrative Agent, the Lenders or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by the Lenders or participation therein, and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or Lenders hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent such additional amount or amounts as will compensate the Administrative Agent or Lenders for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lenders’ capital as a consequence of this Agreement or the Loans made by the Lenders to a level below that which the Lenders’ could have achieved but for such Change in Law (taking into consideration the Lenders’ policies with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lenders such additional amount or amounts as will compensate the Lenders for any such reduction suffered.

(c)           A certificate of the relevant Lender setting forth the amount or amounts necessary to compensate the Lender as specified in Section 2.13(a) or Section 2.13(b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the relevant Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of a Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of any Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

Section 2.14     Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto in accordance with Section 9.04, then, in any such event, the Borrower shall compensate the Administrative Agent, for the rateable benefit of the Lenders, for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to the Lenders shall be deemed to include an amount determined by the Administrative Agent to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Administrative Agent would bid were it to bid, at the commencement of such period, for U.S. Dollar of a comparable amount and period from other banks in the LIBOR market.  A certificate of the Administrative Agent setting forth any amount or amounts that the Administrative Agent for the rateable benefit of the Lenders is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Administrative Agent the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15     Taxes.

(a)           Withholding Taxes; Gross-Up.  Each payment by the Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by law.  If it is required to withhold Taxes, then the Borrower may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section 2.15) the applicable permitted assignee (in accordance with Section 9.04) receives the amount it would have received had no such withholding been made.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Evidence of Payment.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by the Borrower.  The Borrower shall indemnify the Lenders for any Indemnified Taxes that are paid or payable by the Lenders in connection with any Loan Document (including amounts paid or payable under this Section 2.15(d) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.15(d) shall be paid within ten (10) days after the Administrative Agent delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by the Lenders and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

Section 2.16     Payments Generally.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.13, Section 2.14 or Section 2.15, or otherwise) prior to 12:00 noon, Toronto time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent, for the rateable benefit of the Lenders, unless otherwise required by the Administrative Agent, via wire transfer to an account designated by the Administrative Agent.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder.

(c)           The Administrative Agent shall distribute all amounts due and payable to each Lender promptly upon receipt of payment.  Any amount received by the Administrative Agent for the account of the Lenders shall be held in trust for their benefit pending distribution and shall bear interest at the interbank rate from and after the date of receipt by the Administrative Agent.

(d)           No Lender shall be responsible for any default by any other Lender to make Loans to the Borrower nor shall the Commitment of any Lender be increased as a result of any such default.

Section 2.17     [Intentionally Deleted]

Section 2.18     Rateable Loans and Payments.  Each Lender shall endeavour to make its rateable portion of the Loan available to the Administrative Agent immediately upon receipt of the notice specified in Section 2.18(c), but in any event no later than 12:00 noon, Toronto time, on the requested date of advance specified in the Borrowing Request.  Unless the Administrative Agent receives notice from a Lender prior to the date of a Loan that the Lender will not make its rateable portion of the Loan available to the Administrative Agent, the Administrative Agent may assume that the Lender has made its portion available to the Administrative Agent on the date of the Loan prior to 12:00 noon, Toronto time, and the Administrative Agent may, in reliance upon such assumption, make a corresponding amount available to the Borrower on such date.  If and to the extent the Lender has not made its rateable portion available to the Administrative Agent, the Lender shall pay the corresponding amount to the Administrative Agent immediately upon demand.  If the Lender pays the corresponding amount to the Administrative Agent, the amount so paid shall constitute the Lender’s part of the Loan for purposes of this Agreement.  If the Lender does not pay the amount to the Administrative Agent upon demand and such amount has been made available to the Borrower, the Borrower shall pay the corresponding amount to the Administrative Agent upon demand and agrees that any such amount received and so reimbursed would not and shall not constitute a Loan.  The Administrative Agent shall be entitled to recover interest on the corresponding amount from the Borrower from the date the amount was made available to the Borrower until the date it is repaid to the Administrative Agent at the U.S. Base Rate plus the Applicable Rate.  A Lender who defaults in the payment of any corresponding amount to the Administrative Agent under this Section 2.18 shall pay (as compensation to the Administrative Agent for the additional services required of the Administrative Agent as a result of the Lender’s default) interest to the Administrative Agent at the interbank rate on the corresponding amount from the date that the amount was made available to the Borrower by the Administrative Agent until the date it is repaid to the Administrative Agent.  Nothing in this Section 2.18 shall affect any Commitment of any Lender to the Borrower.

(a)           Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders with respect to the principal amount of any Loan and any interest thereon that the Borrower will not make the payment in full, the Administrative Agent may assume that such Borrower has made such payment in full on that date and the Administrative Agent may, in reliance upon that assumption, distribute to each Lender on the due date an amount equal to the amount with respect thereto then due to the Lender.  If and to the extent the Borrower has not made such a payment in full, each Lender shall repay to the Administrative Agent upon demand the amount distributed to it together with interest at the interbank rate from the date such amount was distributed to the Lender until the date the Lender repays it to the Administrative Agent.

(b)           References in this Agreement to a Lender’s rateable portion of Loan, rateable share of payments of principal, interest, fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Administrative Agent.  Each such determination by the Administrative Agent shall be prima facie evidence of such rateable share.

(c)           The Administrative Agent shall give each Lender prompt notice of (i) receipt of the Borrowing Request from the Borrower and of each Lender’s rateable portion of the requested Loans, and (ii) any other written notice received by it under this Agreement.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and each Lender that:

Section 3.01     Organization; Powers.  The Borrower and each of its Material Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02     Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action, this Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03     Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority, and (c) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its subsidiaries.

Section 3.04     Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Quarter and the portion of the Fiscal Year ended September 30, 2017, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.

(b)           Since December 31, 2016, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole.

Section 3.05     Properties.

(a)           The Borrower and each of its Material Subsidiaries have good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and encumbrances, and no Material Subsidiary is in default under its encumbrances related to it, except to the extent that such default would not, in the aggregate, have a Material Adverse Effect.

(b)           The Borrower and each of its Subsidiaries own, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each of its Material Subsidiaries do not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06     Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Material Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its subsidiaries (i) have not failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have not become subject to any Environmental Liability, (iii) have not received notice of any claim with respect to any Environmental Liability, or (iv) have no knowledge of any basis for any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07     Compliance with Laws.  The Borrower and each of its subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08     Taxes.  The Borrower and each of its Material Subsidiaries have timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or applicable Subsidiary has set aside on its books adequate reserves, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09     Disclosure.  The Borrower has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it and its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.10     Patriot Act, Etc.  To the extent applicable, the Borrower and each of its Material Subsidiaries are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any Canadian legislation having similar effect in whole or in part.

Section 3.11     Requirements of Law.  The business and assets of the Borrower and each of its Material Subsidiaries are being operated in substantial compliance with applicable requirements of law where failure to so operate would result in a Material Adverse Effect; to the best of its knowledge, after reasonable inquiry, there are no breaches thereof and no enforcement actions in respect thereof are threatened or pending to this Agreement, which, in any such case, would reasonably be expected to result in a Material Adverse Effect.

Section 3.12     GAAP.  All accounting systems are maintained and financial records of the Borrower and each of its subsidiaries are prepared in accordance with GAAP.

Section 3.13     Insurance.  The Borrower and each of its subsidiaries maintain with responsible and reputable insurers, insurance in respect of its business and properties against such casualties and contingencies, including without limitation, public liability and business interruption, and in such types and in such amounts and with such deductibles and other provisions, as are customarily maintained by persons engaged in the same or similar businesses in the same jurisdictions under similar conditions.

Section 3.14     Solvency.  The Borrower and each of its subsidiaries maintain sufficient capital such that its capital would not at any time be considered an unreasonably small capital, and the Borrower and each of its Subsidiaries is not insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada).

Section 3.15     Expropriation.  Except as occurs and is disclosed to the Agent in writing after the date hereof, neither the Borrower nor any of its Material Subsidiaries is the subject of an expropriation, at present, or to the knowledge of the Borrower threatened, with regard to any of its properties and is not aware of any basis upon which expropriation can or would be asserted with regard to any its properties.

Section 3.16     Subsidiaries.  Attached hereto as Schedule 3.16 is a true and correct chart setting out, as of the date hereof, the ownership of each subsidiary of the Borrower.

Section 3.17     Collective Bargaining.  As of the date hereof, the Borrower is not bound by or a party to or has any obligations under any collective bargaining agreement, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent: (i) holds bargaining rights with respect to any of its employees by way of certification, interim certification, voluntary recognition, designation or successor rights; (ii) has applied to be certified as the bargaining agent of any of its employees; or (iii) has applied to have it declared a related employer pursuant to Section 1(4) of the Labour Relations Act (Ontario) or any equivalent requirement of law of any other jurisdiction; and there is no strike, labour dispute, work slowdown or stoppage pending, or to the best of its knowledge threatened, against it; there is no organizing activity involving the Borrower by any labour union or group of employees except as described above.

Section 3.18     Pension Plans.  As to all Plans and benefit plans maintained by the Borrower and its subsidiaries: (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each Plan have been made in accordance with all applicable laws and the terms of each Plan, (ii) all liabilities under each Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Plan, and (iii) no event has occurred and no conditions exist with respect to any Plan that has resulted or could reasonably be expected to result in any Plan having its registration revoked or refused for the purposes of any administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws, except for any exceptions to clauses (ii) through (iii) above that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

Conditions Precedent

Section 4.01     Effective Date.  The obligation of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received a favorable written opinion of counsel for the Borrower, substantially in form satisfactory to the Administrative Agent (or its counsel), and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, and any other legal matters relating to the Borrower and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           The Lenders shall have completed their due diligence on (i) the corporate structure of the Borrower and its subsidiaries, (ii) the Atlantica Acquisition; (iii) corporate and material governmental and other required third party approvals and consents for the Atlantica Acquisition; and (iv) the proposed sources and uses of funds for the Atlantica Acquisition.

(e)           The Lenders shall have received a pro forma financial forecast for the Borrower for each of the 2018, 2019, 2020, 2021 and 2022 Fiscal Years.

(f)            The Lenders shall have received a certificate of the Borrower, dated as of the Effective Date, demonstrating that, on a pro forma basis, after advance of the full amount of the Total Commitment and completion of the Atlantica Acquisition, the Borrower will be in compliance with the financial covenant set out in Section 5.10 (Debt to Capitalization Ratio) of this Agreement.

(g)           The Administrative Agent shall have received, for the rateable benefit of the Lenders, a U.S. $100,000 work fee, and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and out of pocket expenses required to be reimbursed or paid by the Borrower hereunder

Section 4.02     Drawdown Date.  The obligation of the Lenders to advance the Loans to the Borrower shall not become effective until the date (during the Availability Period) on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

(a)           The Borrower shall have delivered a duly completed Borrowing Request to the Administrative Agent.

(b)           The Lenders shall have received a certificate of the Borrower, dated the date of the Borrowing Request, (i) confirming that the Atlantica Acquisition shall be consummated concurrently with the advances of the Loans in accordance with the Atlantica Purchase Agreement, and (ii) demonstrating that, on a pro forma basis, after advance of the full amount of the Total Commitment and completion of the Atlantica Acquisition, the Borrower will be in compliance with the financial covenant set out in Section 5.10 (Debt to Capitalization Ratio) of this Agreement.

ARTICLE V

Affirmative Covenants

Until the commitment to provide the Term Credit Facility has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees in favour of the Lenders and the Administrative Agent that:

Section 5.01     Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)           within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, commencing with the 2017 Fiscal Year, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year (commencing with the audit for the 2017 Fiscal Year), all reported on by an independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied;

(b)           within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenant contained in Section 5.10, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly after the same has been filed, and is not otherwise publicly available, a notification that periodic and other reports, proxy statements and other materials have been filed by the Borrower with any securities commission or with any national securities exchange in the United States or Canada;

(e)           promptly upon receipt of confirmation of same, written notice of any credit rating changes of any externally rated subsidiaries;

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request;

(g)           promptly following any request therefor, such additional information on the status, timing, structure, consents, approvals and documentation for the Atlantica Acquisition as the Administrative Agent may reasonably request;

(h)           promptly following the execution and delivery thereof, a true and complete copy of any amendment to the Atlantica Purchase Agreement; and

(i)            within three (3) days following the consummation of the Atlantica Acquisition, a copy of the consent(s) and/or waiver(s) from the U.S. Department of Energy approving the change of control of each of the Solana and Mojave solar projects (as each such project is described in Atlantica Yield plc’s Form 6-K for the month of November, 2017 with Commission File Number 001-36487).

Section 5.02     Notices of Material Events.  The Borrower will furnish to the Administrative Agent prompt written notice of the following, each of which shall be a material event:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; or

(d)           if the Borrower elects to terminate the Atlantica Acquisition.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03     Existence; Conduct of Business.  The Borrower and each of its Material Subsidiaries will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any amalgamation, merger, consolidation, liquidation or dissolution permitted under Section 6.02.

Section 5.04     Payment of Obligations.  The Borrower and each of its subsidiaries will pay its obligations, including tax liabilities, that, if not paid before the same shall become delinquent or in default, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or applicable subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05     Maintenance of Properties; Insurance.  The Borrower and each of its subsidiaries will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06     Books and Records; Inspection Rights.  The Borrower and each of its subsidiaries will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower and each of its subsidiaries will permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07     Compliance with Laws.  The Borrower and each of its subsidiaries will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08     Use of Proceeds.  The proceeds of the Loans will be used only in connection with the financing of the Atlantica Acquisition, including satisfaction of the purchase price in accordance with the terms of the Atlantica Purchase Agreement.

Section 5.09     Accuracy Of Information.  The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.

Section 5.10     Debt to Capitalization Ratio.  The Borrower will not permit the ratio of Consolidated Indebtedness to Consolidated Total Capitalization to be greater than 0.70 to 1.00 as of (i) the end of any Fiscal Quarter, and (ii) as of any date on which a Restricted Payment is made.  For purposes of the foregoing clause (ii), the financial covenant under this Section 5.10 shall be calculated giving pro forma effect to the applicable Restricted Payment in a manner acceptable to the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Term Credit Facility has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees in favour of the Lenders and the Administrative Agent that:

Section 6.01     Secured Indebtedness.

(a)           The Borrower and each of its Subsidiaries will not, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to Indebtedness for borrowed money that is secured by a Lien on the property of the Borrower or its Subsidiaries unless and until (i) a Lien on the same property is granted to the Administrative Agent, and (ii) the Borrower or applicable Subsidiary obtains the agreement of the holder(s) of such Indebtedness for borrowed money (or by an agent or trustee acting on behalf of such holder(s)) that such Liens shall rank pari passu; provided that, for certainty, the foregoing obligation will not apply with respect to any Capital Lease entered into by the Borrower or applicable Subsidiary; and further provided that, such obligation will not apply to, or restrict, the assignment by the Borrower or applicable Subsidiary of its rights under any letter of credit under which it is the beneficiary.

(b)           The Borrower’s subsidiaries will not, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to Indebtedness for borrowed money that is secured by a Lien on the property of the Borrower or any of its subsidiaries in excess of CDN $280,000,000 in the aggregate at any time; provided that, for certainty, the foregoing obligation will not apply with respect to (i) any Capital Lease entered into by the Borrower or applicable Subsidiary, (ii) any collateral delivered by the Borrower or applicable Subsidiary under any Swap Agreement, (iii) Indebtedness for borrowed money of any entity acquired by the Borrower or any of its subsidiaries after the date hereof that is secured by a Lien on the property of such entity (or of any subsidiary or affiliate of such entity that is acquired in the same transaction), or (iv) Non-Recourse Debt incurred by Non-Recourse Entities up to a maximum aggregate amount of the Equivalent Amount in Canadian Dollars of U.S. $625,000,000.

Section 6.02     Fundamental Changes.

(a)           Neither the Borrower nor any of its Material Subsidiaries will amalgamate with, merge into, or consolidate with any other Person, or permit any other Person to amalgamate with, merge into, or consolidate with it, unless (i) the surviving entity will remain fully liable for the obligations of the Borrower or applicable Material Subsidiary under the Loan Documents, and (ii) at the time thereof, and immediately after giving effect thereto, no Default shall have occurred and be continuing.

(b)           Neither the Borrower nor any of its Material Subsidiaries will liquidate or dissolve itself without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Section 6.03     Business.  Neither the Borrower nor any of its subsidiaries will engage to any material extent in any business other than businesses of the type conducted by the Borrower and its subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, including the nature and kind of material contracts related thereto.

Section 6.04     Swap Agreements.  Neither the Borrower nor any of its subsidiaries will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or applicable subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its subsidiaries), (b) Swap Agreements entered into by a subsidiary of the Borrower in the normal course of its business, and not for speculative purposes, whether resulting from a regulatory requirement or otherwise, or (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or applicable subsidiary.

Section 6.05     Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment unless, immediately before and after giving effect to such Restricted Payment, no Default exists or would exist.

Section 6.06     Transactions with Affiliates.  Neither the Borrower nor any of its Subsidiaries will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or applicable Subsidiary than could be obtained on an arm’s length basis from unrelated third parties.

Section 6.07     Disposition of Property.  The Borrower will not, except with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, directly or indirectly, dispose of, in one transaction or a series of transactions, all or substantially all of its property, nor permit any of its Material Subsidiaries to directly or indirectly, dispose of, in one transaction or a series of transactions, all or substantially all of its property; provided that such consent shall not be required for any disposition of property having a net book value of less than the greater of (i) CDN $250,000,000 or (ii) an amount equal to 2.5% of the total value of the assets of the Borrower and its subsidiaries on a consolidated basis (as confirmed in each reporting required pursuant to Section 5.01(a) and Section 5.01(b)).

ARTICLE VII

Events of Default

Section 7.01     Default.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any of its subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect or, with respect to any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect, shall prove to have been incorrect in any respect, when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 or Section 5.08 or the Borrower or any of its subsidiaries shall fail to observe or perform any covenant contained in Article VI;

(e)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(f)            an event of default shall occur under any agreement, under which the Borrower or any of its subsidiaries has outstanding Indebtedness for borrowed money in excess of CDN $25,000,000, that results in such Indebtedness being declared due and payable by the holder(s) thereof (or by an agent or trustee acting on behalf of such holder(s)) or becoming subject to a requirement to repay, repurchase, redeem (excluding any redemption of the 2016 Convertible Debentures) or defease such Indebtedness; provided that, if such event of default is cured or waived at any time, then the Event of Default created hereunder will be deemed to be cured;

(g)           a termination amount in excess of CDN $25,000,000 becomes due and payable under any Swap Agreement to which the Borrower or any of its subsidiaries is a party;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries, or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries, or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any applicable bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(k)           one or more judgments for the payment of money or claim to seize assets in lien or satisfaction thereof, in an aggregate amount in excess of CDN $25,000,000 shall be rendered against the Borrower or any of its subsidiaries (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or applicable subsidiary to enforce any such judgment; or

(l)            a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower or any of its Material Subsidiaries described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, upon the instructions of the Majority Lenders, by notice to the Borrower, take the actions set out in Section 7.02; and in case of any event with respect to the Borrower or any of its Material Subsidiaries described in clause (h) or (i) of this Article, the Term Credit Facility shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Section 5.10 as of the last day of any Fiscal Quarter, at any time after the beginning of such Fiscal Quarter until the expiration of the 10th day subsequent to the date on which the financial statements with respect to such Fiscal Quarter (or the Fiscal Year ended on the last day of such Fiscal Quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, the Borrower shall have the right to issue Equity Interests (other than Disqualified Stock) for cash on terms and conditions reasonably acceptable to the Majority Lenders (collectively, the “Cure Right”), and upon the receipt by the Borrower of the cash proceeds of such equity issuance (the “Cure Amount”) Section 5.10 shall be recalculated giving effect to the following pro forma adjustment: if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower, in each case, with respect to such Fiscal Quarter only), the Borrower shall then be in compliance with the requirements of Section 5.10, the Borrower shall be deemed to have satisfied the requirements of Section 5.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 5.10 that had occurred shall be deemed cured for the purposes of this Agreement; provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of such Equity Interests for cash.  Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period of the Borrower there shall be at least three Fiscal Quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than one time, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 5.10 and any amounts in excess thereof shall not be deemed to be a Cure Amount, and (iv) upon receipt by the Administrative Agent of written notice, prior to the expiration of the 10th Business Day subsequent to the due date for delivery of the relevant financial statements pursuant to Section 5.01(a) or Section 5.01(b) (the “Anticipated Cure Deadline”) that the Borrower intends to exercise the Cure Right, the Lenders shall not be permitted to instruct the Administrative Agent to accelerate the Loans or otherwise exercise the remedies described in Section 7.02 on the basis of a failure to comply with the requirements of the covenant set forth in Section 5.10 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

Section 7.02     Remedies.  Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Majority Lenders or cured to the satisfaction of the Majority Lenders, the Administrative Agent may, upon the instructions of the Majority Lenders, by written notice to the Borrower, take any of the following actions:

(a)           declare the rights of the Borrower to access the Term Credit Facility pursuant to the terms of this Agreement terminated, whereupon such rights shall be immediately terminated;

(b)           declare the unpaid principal of, and any accrued interest in respect of, all Loans, and any and all other Obligations of any and every kind owing by the Borrower to the Lenders hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)           take such steps and actions as shall be available to the Administrative Agent, on behalf of the Lenders, as creditor of the Borrower, with or without notice, and on the basis that the rights and remedies of the Administrative Agent are cumulative and in addition to, and not in substitution for, any other rights or remedies.

ARTICLE VIII

The Agent and the Lenders

Section 8.01     Authorization and Action.

(a)           Each Lender irrevocably appoints and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms of this Agreement, and such other powers as are reasonably incidental thereto which may be necessary for the Administrative Agent to exercise in order for the provisions of the Loan Documents to be carried out.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall act or refrain from acting (and shall be fully protected in so doing) upon the joint instructions of the Majority Lenders which instructions shall be binding upon all Lenders.  The Administrative Agent shall not be required to take any action pursuant to such instructions or otherwise which (i) exposes it to personal liability, (ii) is contrary to this Agreement or Applicable Laws, (iii) would require the Administrative Agent to become registered to do business in any jurisdiction, or (iv) would subject the Administrative Agent to taxation.  Each Lender acknowledges and agrees that, prior to the termination of the Commitments and the repayment in full of all Obligations, no Lender may take independent legal action to enforce any obligation of the Borrower (any such action to be taken by the Administrative Agent upon the decision of the Majority Lenders).  Each Lender hereby acknowledges that, prior to the termination of the Commitments and the repayment in full of all Obligations and to the extent permitted by Applicable Law, the Loan Documents and the remedies provided thereunder to the Lenders are for the benefit of the Administrative Agent and Lenders collectively and acting together and not severally, and further acknowledges that, prior to the termination of the Commitments and the repayment in full of all Obligations, each Lender’s rights hereunder and under the Loan Documents are to be exercised collectively, not severally, by the Administrative Agent upon the decision of the Majority Lenders.

(b)           The Administrative Agent has no duties or obligations other than as expressly set out in this Agreement.  Nothing contained herein shall be construed or is intended to impose any other duties (including fiduciary duties) or obligations on the Administrative Agent.  The Administrative Agent may execute or perform, and may delegate the execution and performance of, any of its powers, rights, duties or discretion under the Loan Documents through or to any Persons designated by it and references in any Loan Document to the Administrative Agent shall be deemed to include any such Persons.

(c)           The Administrative Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Loan Documents, or (ii) incur or subject itself to any cost in connection with the Loan Documents, unless it is first specifically indemnified or furnished with security by the Lenders on a rateable basis, in form and substance satisfactory to the Administrative Agent (which may include further agreements of indemnity or the deposit of funds or security).

(d)           The Administrative Agent shall promptly deliver to each Lender any notices, reports or other communications contemplated under this Agreement and intended for the benefit of the Lenders.

Section 8.02     No Liability.  Neither the Administrative Agent nor its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them in connection with the Loan Documents except for its or their own gross negligence or wilful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent (i) may treat any Lender as the payee of amounts attributable to the Lender’s Commitments unless and until the Administrative Agent receives an agreement in the form contemplated in Section 8.04, (ii) may consult with legal counsel (including legal counsel for the Borrower), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with their advice, (iii) makes no representation or warranty to any Lender and shall not be responsible to any Lender for the form, substance, accuracy or completeness of any Loan Document or any other documents or information made available to the Lenders, or for any statements, representations or warranties made in connection with this Agreement or any other Loan Documents, (iv) has no duty to inspect the property (including books and records) of the Borrower or any other Person, (v) has no duty to ascertain or enquire as to the existence of a Default or an Event of Default or the observance of any of the terms or conditions of the Loan Documents, (vi) is not responsible to any Lender for the execution, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents, and (vii) shall incur no liability by acting upon any notice, consent, certificate or other instrument believed by it to be genuine and signed or sent by the proper Person.

Section 8.03     Accommodations by Administrative Agent.  With respect to its Commitment and the Loans made by it in its capacity as a Lender, the Administrative Agent has the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower, any Related Parties or any Person who may do business with or own securities of such Persons, all as if it were not the Administrative Agent and without any duty to account to the Lenders.

Section 8.04     Payments.  If any Lender obtains any payment (whether voluntary, involuntary or through the exercise of any right of set-off or realization of any Loan Documents) on account of Loans made by the Lender (other than amounts paid pursuant to Section 9.03) in excess of its rateable share of payments obtained by all the Lenders, the Lender shall account to and pay over to the other Lenders their rateable share and shall, upon request, immediately purchase from the other Lenders such participations in the Loans made by the other Lenders as shall be necessary to cause the purchasing Lender to share the excess payment rateably with the other Lenders.  If all or any portion of the excess payment is recovered from the purchasing Lender, the purchase price shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of the recovery together with an amount equal to the Lender’s rateable share (according to the proportion that the amount the Lender’s required repayment bears to the total amount recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount recovered.  The Lender purchasing a participation from another Lender pursuant to this Section 8.04 may, to the fullest extent permitted by law, but subject to Section 9.08, exercise all of its rights of payment (including any right of set-off) with respect to such participation as fully as if the Lender were a direct creditor of the Borrower in the amount of the participation and the Borrower expressly acknowledges the creation of such right.

Section 8.05     Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.06     Indemnification.  Each Lender shall indemnify and save the Administrative Agent harmless (to the extent not reimbursed by the Borrower) rateably from any Claim or Loss suffered by, imposed upon or asserted against the Administrative Agent as a result of, or arising out of, the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided that, no Lender shall be liable for any part of a Claim or Loss resulting from the gross negligence or wilful misconduct of the Administrative Agent, in its capacity as agent.  Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its rateable share of any out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of any rights or responsibilities under the Loan Documents (to the extent not reimbursed by the Borrower).

Section 8.07     No Implied Liability to Other Lenders.  Except as otherwise expressly provided in this Agreement, none of the Lenders has or shall have any duty or obligation, or shall in any way be liable to any other Lenders in respect of any Loan Documents or any actions taken or omitted to be taken in connection therewith.

Section 8.08    Successor Administrative Agents.  The Administrative Agent may resign at any time by giving written notice to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent.  Upon notice of a resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent from among the Lenders.  If no successor Administrative Agent is appointed or has accepted the appointment within thirty days after the retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a bank, chartered under the Bank Act (Canada) and having a branch in Toronto, Ontario, as the successor Administrative Agent, unless an Event of Default has occurred and is continuing, in which case, the retiring Administrative Agent may appoint any Person as the successor Administrative Agent.  Upon the acceptance by a successor Administrative Agent of its appointment, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation, the provisions of this Article shall enure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

ARTICLE IX

Miscellaneous

Section 9.01     Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(A)	if to the Borrower:

Address:	Algonquin Power & Utilities Corp.
345 Davis Road, Suite 100
Oakville, Ontario  L6H 7H7

Attention:	General Counsel

Telecopy No.:	(905) 465-4540

(B)	if to the Administrative Agent:

(i)	With respect to the Borrowing Request and notices under Section 2.06 or Section 2.07:

Address:	The Bank of Nova Scotia
Global Wholesale Services - Loan Administration
720 King Street West, 2nd Floor
Toronto, Ontario  M5V 2T3

Attention:	Team Leader or Senior Loan Officer

Telecopy No.:	(416) 866-5991

(ii)	With respect to all other notices and communications:

Address:	The Bank of Nova Scotia
Corporate Banking - Power & Utilities, Global Banking and Markets 40 King Street West, Scotia Plaza
55th Floor
Toronto, Ontario  M5H 1H1

Attention:	Director

Telecopy No.:	(416) 350-1161

Telephone:	(416) 866-6911

and if to a Lender, to the Lender at the address shown on the signature page of this Agreement.

(b)           Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent or the applicable Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent.  The Administrative Agent, the Lenders or the Borrower may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02     Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that the Administrative Agent and Lenders would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or the Lenders may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Majority Lenders.  Only written amendments, waivers or consents signed by all of the Lenders shall (i) extend the Maturity Date, (ii) increase a Lender’s Commitment (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender) or subject any Lender to any additional obligation, (iii) reduce the principal or amount of, or interest on, the Loan or any fees payable by the Borrower under this Agreement, (iv) postpone any date fixed for any payment of principal or interest on the Loan or fees payable by the Borrower under this Agreement, (v) change the currency or types of financial accommodations available under the Term Credit Facility, (vi) change the percentage of the Commitments or the number or percentage of Lenders required for any of the Lenders or the Administrative Agent to take any action, or (vii) amend this Section 9.02.

Section 9.03     Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent and the Lenders including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section 9.03, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender and its directors, officers, employees, agents and professional advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the preparation, execution or delivery of, preservation of rights under, enforcement of, and refinancing, renegotiation, or restructuring the Loan Documents, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (ii) a default (whether or not constituting a Default or an Event of Default) by the Borrower under any Loan Document, (iii) any Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-tax claim.

(c)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, or the use of the proceeds thereof.

(d)           All amounts due under this Section 9.03 shall be payable promptly after written demand therefor, subject to receipt of a written undertaking by the Indemnitee in favor of the Borrower to return such amount if it is ultimately determined by a court of competent jurisdiction by a final and non-appealable judgment that such Indemnitee was not entitled to such indemnification under this Section 9.03.

Section 9.04     Successors and Assigns.

(a)           Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(d) and, to the extent expressly contemplated by Section 9.03, the Indemnitees, and the Affiliates of the Lenders and the Administrative Agent ) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignment by Lenders.

(i)            Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that;

(ii)           except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than U.S. $10,000,000 (and in excess thereof shall be in multiples of U.S. $5,000,000), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed);

(iii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iv)          any assignment of a Commitment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender;

(v)           any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless:

(A)	the proposed assignee is itself already a Lender, or

(B)	the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two Rating Agencies, respectively;

(vi)          any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender or an Event of Default has occurred and is continuing; and

(vii)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S. $5,000 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in the form required by the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.04(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.03 and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).  Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, principal amounts (and stated interest) and Types of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.

(i)            Subject to the following sentence, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (each, a “Participant”) in any rights or obligations of the Lender under this Agreement (including any of its Commitment or any Loans owing to it), provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  The sale of a participation at a time when no Event of Default has occurred and is continuing shall require the consent of, and notice to, the Borrower and the Administrative Agent, unless the Participant is a bank or other financial institution.  Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

(ii)           Subject to Section 9.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 9.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 8.04 as though it were a Lender.

(iii)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it shall enter the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.13 than the relevant Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)            Certain Pledges.  Any Lender may at any time pledge all or any portion of its rights under this Agreement to secure obligations of the Lender, but no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 9.05     Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or the Lenders may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Credit Facility has not expired or terminated.  The provisions of Section 2.13, Section 2.14, Section 2.15, Section 8.02, Section 8.06, Section 8.07, Section 9.01, Section 9.03, Section 9.08 and Section 9.10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Term Credit Facility or the termination of this Agreement or any provision hereof.

Section 9.06     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by each of the Lenders and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07     Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08     Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand for payment in accordance with this Agreement and although such obligations may be unmatured.  The rights of the Administrative Agent and the Lenders under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent and the Lenders may have.

Section 9.09     Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.10     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12     Confidentiality.

(a)           The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower, or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12, or (B) becomes available to the Administrative Agent or a Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or a Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           THE ADMINISTRATIVE AGENT AND THE LENDERS EACH ACKNOWLEDGE THAT INFORMATION AS DEFINED IN Section 9.12(a) FURNISHED TO THEM PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING APPLICABLE SECURITIES LAWS.

Section 9.13     USA PATRIOT Act.  If the Administrative Agent or any Lender is subject to the requirements of the USA Patriot Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001) the Borrower is hereby notified that pursuant to the requirements of the USA Patriot Act, such Person is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Person to identify the Borrower in accordance with the USA Patriot Act.

[signatures on next following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Ian Robertson
	Name:	Ian Robertson
	Title:	Chief Executive Officer

By:	/s/ David Bronicheski
	Name:	David Bronicheski
	Title:	Chief Financial Officer

[Signature Page – APUC Term Credit Agreement]

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:	/s/ Kirt Millwood
	Name:	Kirt Millwood
	Title:	Managing Director

By:	/s/ Matthew Hartnoll
	Name:	Matthew Hartnoll
	Title:	Director

The Bank of Nova Scotia	THE BANK OF NOVA SCOTIA, as Lender
Corporate Banking - Power &
Utilities, Global Banking and
Markets 40 King Street West,	By:	/s/ Kirt Millwood
Scotia Plaza		Name:	Kirt Millwood
55th Floor		Title:	Managing Director
Toronto, Ontario M5H 1H1
	By:	/s/ Matthew Hartnoll
Attention: Director		Name: Matthew Hartnoll
Telecopy No.: (416) 350-1161		Title: Director

[Signature Page – APUC Term Credit Agreement]

Canadian Imperial Bank of Commerce	CANADIAN IMPERIAL BANK OF
Corporate Banking, Project Finance,	COMMERCE, as Lender
Infrastructure, Power & Utilities
161 Bay Street, 8th Floor
Toronto, ON M5J 2T3
	By:	/s/ Peter A. Mastromarini
Attention: Siddharth Samarth		Name: Peter A. Mastromarini
Telecopy No.: (416) 956-3870		Title: Managing Director

	By:	/s/ Viktorlya Gruzylska
Name: Viktorlya Gruzylska
Title: Executive Director

[Signature Page – APUC Term Credit Agreement]

Schedule 1.01(A)  –  Commitments

The Bank of Nova Scotia	U.S. $300,000,000

Canadian Imperial Bank of Commerce	U.S. $300,000,000

Schedule 1.01(B)  –  List of Material Subsidiaries

Schedule 3.06  –  Disclosed Matters

None

Schedule 3.16  –  Algonquin Organization Chart

Exhibit A  –  Form of Borrowing Request

The Bank of Nova Scotia
Global Wholesale Services  –  Loan Administration
720 King Street West, 2nd Floor
Toronto, Ontario  M5V 2T3

Attention:	Team Leader or Senior Loan Officer
Facsimile:	(416) 866-5991

Reference is made to the Term Credit Agreement made as of December 21, 2017 between (i) The Bank of Nova Scotia, as Administrative Agent, (ii) the financial institutions listed on the signature pages thereto, as Lenders, and (iii) Algonquin Power & Utilities Corp., a Canada corporation, as Borrower (the “Term Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Credit Agreement.

In accordance with Section 2.02 of the Term Credit Agreement, the Borrower hereby requests the following advance:

(a)	The requested date of advance is [ ], which is the scheduled closing date for the Atlantica Acquisition.

(b)	The account of the Borrower to which the funds are to be disbursed is [ ]

(c)	The advance is to consist of:

[ ]	U.S. Base Rate Loans aggregating U.S. $ [ ]

[ ]	LIBOR Loans aggregating U.S. $ [ ], the LIBOR Period for which will be [ ] months with a maturity date of [ ]

The Borrower hereby certifies that (i) the representations and warranties of the Borrower set forth in Article III of the Term Credit Agreement are and will be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on the date hereof and at the time of and immediately after giving effect to the requested advance (unless such representations and warranties expressly refer to a different date), (ii) no Default or Event of Default has occurred and is continuing on the date hereof, or will result from the requested advance, and (iii) no Material Adverse Effect has occurred and is continuing as of the date hereof.

[signature page follows]

Dated as of the date first written above.

ALGONQUIN POWER & UTILITIES CORP.

By:
Name:
Title:

By:
Name:
Title:

Exhibit B  –  Form of Compliance Certificate

TO:	The Bank of Nova Scotia (the “Administrative Agent”)

RE:
Term Credit Agreement made as of December 21, 2017 between (i) The Bank of Nova Scotia, as Administrative Agent, (ii) the financial institutions listed on the signature pages thereto, as Lenders, and (iii) Algonquin Power & Utilities Corp., a Canada corporation, as Borrower (the “Term Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Term Credit Agreement.

DATE:	[ ]

The undersigned, the [  ] of the Borrower, hereby certifies, in that capacity and not personally and without personal liability, as follows:

1.             I have read and am familiar with the provisions of the Term Credit Agreement and I have made such examinations and investigations, including a review of the financial statements of the Borrower and the applicable books and records of the Borrower as I have deemed necessary, to enable me to express an informed opinion as to the matters set out herein.

2.             As of [  ], the Borrower is in compliance with the Consolidated Indebtedness to Consolidated Total Capitalization ratio set out in Section 5.10 of the Term Credit Agreement, as demonstrated in the attached worksheet.

3.             Each of the representations and warranties of the Borrower set forth in Article III of the Term Credit Agreement is true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on the date hereof as if made on the date hereof (unless such representations and warranties expressly refer to a different date).

4.             No Default or Event of Default has occurred and is continuing on the date hereof.

5.             Since the date of the last Compliance Certificate, no event has occurred for which notice is required to be provided but has not been provided to the Lender in accordance with the terms of Section 5.02.

6.             Attached hereto is an updated Schedule 3.16 (Algonquin Organization Chart).

7.             [Attached hereto is an updated Schedule 1.01(B) (Material Subsidiaries).]  [Note: To be included with Compliance Certificate for audited annual financial statements only.]

This certificate is delivered to you pursuant to Section 5.01(c) of the Term Credit Agreement.

[signature page follows]

Dated as of the date first written above.

ALGONQUIN POWER & UTILITIES CORP.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page – Compliance Certificate (APUC Term Credit Agreement)]

Exhibit C  –  Form of Conversion/Continuation Notice

The Bank of Nova Scotia
Global Wholesale Services – Loan Administration
720 King Street West, 2nd Floor
Toronto, Ontario  M5V 2T3

Attention:	Team Leader or Senior Loan Officer
Facsimile:	(416) 866-5991

Reference is made to the Term Credit Agreement made as of December 21, 2017 between (i) The Bank of Nova Scotia, as Administrative Agent, (ii) the financial institutions listed on the signature pages thereto, as Lenders, and (iii) Algonquin Power & Utilities Corp., a Canada corporation, as Borrower (the “Term Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Credit Agreement.

In accordance with Section 2.06 of the Term Credit Agreement, the Borrower hereby requests the following conversion/continuation:

(a)	The date for the conversion/continuation is to be [ ]

(b)	The conversion/continuation is to be:

[ ]	a conversion of U.S. Base Rate Loans in the aggregate amount of U.S. $ [ ] into LIBOR Loans, for which the LIBOR Period shall be [ ] months with a maturity date of [ ];

[ ]	a continuation of LIBOR Loans in the aggregate amount of U.S.$ [ ] having a current maturity date of [ ], for which the new LIBOR Period shall be [ ] months with a maturity date of [ ];

[ ]	a conversion of LIBOR Loans in the aggregate amount of U.S. $ [ ] into U.S. Base Rate Loans.

The Borrower hereby certifies that no Default or Event of Default exists as of the date hereof.

[signature page follows]

Dated as of the date first written above.

ALGONQUIN POWER & UTILITIES CORP.

By:
Name:
Title:

By:
Name:
Title:

Exhibit D  –  Form of Assignment and Assumption

This assignment and assumption agreement (the “Assignment and Assumption”) is dated as of the Effective Date set out below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Credit Agreement identified below (as amended, supplemented, restated or replaced from time to time, the “Term Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set out in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set out herein in full.

For good and valuable consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the term credit facility identified below, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Algonquin Power & Utilities Corp.

4.	Administrative Agent:	The Bank of Nova Scotia

5.	Term Credit Agreement:
Term Credit Agreement made as of December 21, 2017 between (i) The Bank of Nova Scotia, as “Administrative Agent”, (ii) the financial institutions listed on the signature pages, as “Lenders”, and (iii) Algonquin Power & Utilities Corp., a Canada corporation, as “Borrower”.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Term Credit Facility	$	$	%

Effective Date:                                         , 20      [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.]

The terms set out in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]2 Accepted:

THE BANK OF NOVA SCOTIA, as
Administrative Agent

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be retained if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its subsidiaries  or Affiliates or any other Person of any of their respective obligations under any Loan Document.  Upon request, the Assignor shall, at the expense of the Administrative Agent (for reimbursement by the Borrower), as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments as the Administrative Agent may reasonably request in order to effect the transfer of the Assigned Interest.

2.             Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Term Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Term Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it shall, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it shall perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrued subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for the periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

4.          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.